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                                                                   EXHIBIT 4.4A

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Amendment No. 1, dated as of March 1, 1999 (the "First Amendment"), to the Rights Agreement, dated as of February 1, 1994 (the "Rights Agreement"), by and between O'Sullivan Industries Holdings, Inc., a Delaware corporation (the "Company"), BankBoston, N.A. (formerly known as The First National Bank of Boston), a national banking association ("FNB"), as Rights Agent, and UMB Bank, N.A. ("UMB"), as successor Rights Agent.

         WHEREAS, the Company and FNB are currently parties to the Rights Agreement, pursuant to which FNB serves as Rights Agent;

         WHEREAS, the Company and FNB desire that FNB resign as Rights Agent and the Company and UMB desire that UMB be appointed as successor Rights Agent, each effective as of March 1, 1999; and

         WHEREAS, the parties hereto wish to make certain changes to the Rights Agreement to facilitate this succession and to eliminate the delayed redemption provisions therein.

         NOW THEREFORE, the Company, FNB and UMB hereby agree as follows:

         1. Amendments to Rights Agreement. The Rights Agreement shall be and hereby is amended as provided below, effective as of the date of this First
Amendment:

(a) Section 2 is hereby modified and amended by: (i) deleting from subparagraph
(g) therein the words "a Transaction Person." and replacing them with the words "an Acquiring Person or any of its Affiliates, Associates or representatives.",
(ii) deleting subparagraph (s) in its entirety, (iii) deleting subparagraph (t) in its entirety and (iv) reordering subparagraph (u) such that it will hereinafter be subparagraph (s).

(b) Subparagraph (c) of Section 3 is hereby modified and amended by: (i) deleting from the first sentence of the legend therein the words "The First National Bank of Boston, dated as of February 1, 1994" and replacing them with the words "the Rights Agent, dated as of February 1, 1994, as the same may be amended from time to time" and (ii) deleting from the last sentence of the legend therein the words "set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person certain related persons whether currently held by or on behalf of such Person or by an" and replacing them with the words "Rights beneficially owned by Acquiring Persons or";

(c) Section 20 is hereby modified and amended by adding immediately after subparagraph (k) therein the following words:

         "(l) If, with respect to any actual Right Certificate (i.e., not including certificates deemed to be Right Certificates) surrendered to the Rights Agent for exercise or transfer, the certificate attached thereto and contained in the form of assignment or the form of election



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         to purchase set forth on the reverse thereof, as the case may be, has not been completed to certify that the holder is not an Acquiring Person (or an Affiliate or Associate thereof), the Rights Agent may take no further action with respect to such requested exercise or transfer until receiving written instructions from the Company.

         "(m) Except as otherwise agreed in writing by the Rights Agent and the Company, the Rights Agent shall have no responsibility to the Company, any holders of Rights or any stockholder for interest or earnings on any monies held by the Rights Agent pursuant to this Agreement.

         "(n) The Rights Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including, but not limited to, a Distribution Date, a Redemption Date, any adjustment of the Purchase Price or the Common Stock, the existence of an Acquiring Person, an Adverse Person or a Beneficial Owner or any other event or condition that may require action by the Rights Agent, unless the Rights Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other requirements required by this Agreement to be delivered to the Rights Agent must, in order to be effective, be received at the principal office of the Rights Agent, and in the absence of such notice so delivered, the Rights Agent may conclusively assume no such event or condition exists.";

(d) Section 23 is hereby modified and amended by deleting subparagraph (b) in its entirety and by reordering subparagraphs (c) and (d) such that they will hereinafter be subparagraphs (b) and (c), respectively; and

(e) Section 25 is hereby modified and amended by: (i) deleting from the first sentence the words "sent by" and replacing them with the words "received by the Company via", (ii) deleting from the second sentence the words "sent by" and replacing them with the words "received by the Rights Agent via", and (iii) deleting from the second sentence the address

         "The First National Bank of Boston
         150 Royall Street
         Mail Stop 45-02-16
         Canton, Massachusetts  02021
         Attention: Shareholder Services Division"

and replacing it with the following address:

         "UMB Bank, N.A.
         P.O. Box 419692
         Kansas City, Missouri  64141-6692
         Attention: Corporate Trust Department

(f) Section 26 is hereby modified and amended by deleting in its entirety the last sentence therein (i.e., the sentence beginning with the words "Notwithstanding anything contained . . ." and


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ending with the words ". . . with a Transaction Person.").

         2. Change of Rights Agent. Pursuant to Section 21 of the Rights Agreement, FNB hereby resigns as Rights Agent and the Company hereby accepts such resignation, effective as of 12:01 a.m., Central Standard Time, March 1, 1999. The Company hereby appoints UMB as successor Rights Agent, effective as of 12:01 a.m., Central Standard Time, March 1, 1999, and UMB hereby accepts such appointment, subject to all the terms and conditions of the Rights Agreement as amended hereby.


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            IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to the Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                   O'SULLIVAN INDUSTRIES HOLDINGS, INC.


ATTEST:
                                   By:           /s/ Richard D. Davidson
                                       -----------------------------------------
                                          Richard D. Davidson, President and
                                                 Chief Operating Officer
  /s/ Rowland H. Geddie, III
--------------------------------
      Rowland H. Geddie, III
     Vice President, General
      Counsel and Secretary

                                   BANKBOSTON, N.A. (formerly The First
                                   National Bank of Boston



ATTEST:                            By:         /s/ Carol Mulvey-Eori
                                       -----------------------------------------
                                       Name: Carol Mulvey-Eori
                                       Title: Director of Client Administration

   /s/ Karen Finnegan
--------------------------------
   Name: Karen Finnegan
  Title: Account Manager

                                   UMB BANK, N.A.



ATTEST:                            By:              /s/ Frank Bramwell
                                       -----------------------------------------
                                       Name: Frank Bramwell
                                       Title: SVP

    /s/ K. Scott Mathews
--------------------------------
Name: K. Scott Mathews
Title: Assistant Secretary


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